EXHIBIT 4.1

DESCRIPTION OF THE COMPANY’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of the material terms of the common stock of Landmark Bancorp, Inc. (the “Company,” which is also referred to herein as “we,” “our” or “us”) is only a summary. This summary does not purport to be a complete description of the terms and conditions of the Company’s common stock in all respects and is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation, as amended by Certificate of Amendment (“Certificate of Incorporation”) and the Company’s Bylaws (“Bylaws”), each of which are filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, as well as the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and any other documents referenced in the summary and from which the summary is derived.

Description of Capital Stock

General

Our Certificate of Incorporation provide that we are authorized to issue, without stockholder action, 7,500,000 shares of common stock, par value $0.01 per share, and 200,000 shares of preferred stock, par value $0.01 per share. The preferred stock may be issued in one or more series and with such terms and conditions, at such times and for such consideration as our board of directors may determine.

Common Stock

General. Under our Certificate of Incorporation, we have the authority to issue 7,500,000 shares of our common stock, par value $0.01 per share. Our common stock is listed for trading on the Nasdaq Global Market under the symbol “LARK.” Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock. Our shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities.

Voting Rights. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors. The board of directors is classified into three classes, with approximately one-third of the directors up for election each year.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts, claims and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Dividends Payable on Shares of Common Stock. In general, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. The ability of our board of directors to declare and pay dividends on our common stock may be affected by both general corporate law considerations and policies of the Board of Governors of the Federal Reserve applicable to bank holding companies.

Anti-Takeover Provisions.

General. Our Certificate of Incorporation and Bylaws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

No Written Action of Stockholders. Any action required or permitted to be taken by the holders of capital stock of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Approval of a Change in Control. Our Certificate of Incorporation includes a provision that makes it more difficult to complete a merger, sale or transfer of control of our Company. Article 10, Section A requires the affirmative vote of the holders of shares having at least two-thirds (2/3) of the voting power of all outstanding stock of the Company entitled to vote thereon, if less than two-thirds (2/3) of the fixed number of directors vote in favor of the approval of the transaction. Additionally, Article 13 of our Certificate of Incorporation allows our board of directors to take into account non-stockholder interests when determining whether to approve a change of control transaction, including social and economic effects of the proposed transaction on the communities in which the Company operates.

Authorized Shares of Capital Stock. Authorized but unissued shares of our common stock and preferred stock under our Certificate of Incorporation could (within the limits imposed by applicable law and Nasdaq Marketplace Rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some stockholders.

Staggered Board; Noncumulative Voting for Directors. Our Certificate of Incorporation provides for three classes of directors, each of which is to be elected on a staggered basis for a term of three years, which prevents a majority of our directors from being removed at a single annual meeting. Our Certificate of Incorporation also provides for noncumulative voting for directors, which may make it more difficult for a non-company nominee to be elected to our board of directors.

Amendment of Bylaws. Our Certificate of Incorporation and Bylaws provide that our Bylaws may be amended, altered or repealed by our board without prior notice to or approval by our stockholders. Our Bylaws may also be amended, altered or repealed by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of our stock entitled to vote generally in the election of directors. Accordingly, our board could take action to amend our Bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Limitations on Right to Call Special Meetings; Stockholder Proposal Notice Requirements. Under our Certificate of Incorporation and Bylaws, a special meeting of our stockholders may be called only by a majority of the directors then in office. Additionally, our Certificate of Incorporation and Bylaws require that stockholder proposals meet certain advanced notice and minimum informational requirements. These provisions could have the effect of delaying until the next annual stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

Filling of Board Vacancies; Removals. Any vacancies in our board of directors and any directorships resulting from any increase in the number of directors may be filled by only the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director. Any directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors have been elected and qualified. Furthermore, our Certificate of Incorporation specifies that directors may only be removed by stockholders for “cause,” and that removal of a director for cause by our stockholders requires the affirmative vote of the holders of at least a majority of the shares then entitled to vote generally in the election of directors (considered for this purpose as one class) cast at an annual meeting of stockholders or at a special meeting of the stockholders called expressly for that purpose. “Cause” will be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or willful misconduct in the performance of such director’s duty to us and such adjudication is no longer subject to direct appeal.

State Anti-Takeover Laws. The Company is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

The Bank Holding Company Act of 1956. The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The Bank Holding Company Act of 1956, as amended, requires any “bank holding company” to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of our outstanding common stock. Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership.